COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, GROWTH AND INCOME
PORTFOLIO WITH THE STANDARD & POOR'S 500 COMPOSITE STOCK
PRICE INDEX AND THE WILSHIRE LARGE COMPANY VALUE INDEX

EXHIBIT A:

                               DREYFUS
           STANDARD            VARIABLE       WILSHIRE
         & POOR'S 500         INVESTMENT        LARGE
           COMPOSITE         FUND, GROWTH     COMPANY
             STOCK            AND INCOME       VALUE
 PERIOD  PRICE INDEX*         PORTFOLIO       INDEX**

 5/2/94         10,000            10,000        10,000
12/31/94        10,397             9,878         9,780
12/31/95        14,299            15,992        14,031
12/31/96        17,580            19,311        16,709
12/31/97        23,443            22,442        21,952
12/31/98        30,148            25,093        24,420

*Source: Lipper Analytical Services, Inc.
**Source: Wilshire Associates, Inc.